RESTRICTED STOCK UNIT AWARD
UNDER THE PROVISIONS OF THE
CINCINNATI BELL INC.
2017 LONG-TERM INCENTIVE PLAN

Name of Employee:                PARTICIPANT NAME
Award Date:                    GRANT DATE
Number of Restricted Stock Units:      NUMBER OF AWARDS GRANTED

Under this agreement (this “Agreement”) and pursuant to the provisions of the Cincinnati Bell Inc. 2017 Long-Term Incentive Plan, as in effect on the date noted above (the “Award Date”) and as it may thereafter be amended (the “Plan”), the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Cincinnati Bell Inc. (“CBI” or “Company”) hereby awards you the number shown above of restricted stock units of CBI (each a “Unit” and collectively the “Units”).

This Agreement is subject to the following terms and to all of the terms of the Plan. In the case of any conflict between this Agreement and the Plan, the Plan shall control. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan. A copy of the Plan as in effect on the Award Date has been delivered to you.

1.    Units Subject to this Agreement. This Agreement is made with respect to the number of Units shown above. Each Unit constitutes a right that you (or, in the event of your death prior to payment, the executor, administrator, or other personal representative of your estate) will receive one share, par value $.01 per share, of CBI (a “Share”) if you vest in the Unit pursuant to paragraph 2, 3, 4, 5, or 6 hereof. There are no other rights provided you (or your estate or any other person) under any of the Units.

You shall not in any manner be the record or beneficial owner of any Shares, and you have no rights or privileges with respect to any Shares, until and unless Shares are delivered to you (or, in the event of your death prior to payment, the executor, administrator, or other personal representative of your estate) upon vesting in accordance with the provisions of this Agreement.

2.    Vesting Upon Passage of Time. If you are continuously an “Employee” (as defined in paragraph 8 hereof) for the period that begins on the Award Date and ends on the third annual anniversary of the Award Date, then: (i) on the last day of such period you shall be deemed vested in all of the Units awarded you under this Agreement; and (ii) CBI shall distribute to you (or, in the event of your death prior to payment, the executor, administrator, or other personal representative of your estate) a number of Shares equal to the number of such Units in which you are vested (subject to the tax withholding requirements included in the Plan). Such distribution shall be made within 60-days of the date that you become vested, with the specific date within such 60 consecutive day period to be chosen by the Compensation Committee in its discretion.

3.    Vesting Upon Death. If you die while an Employee of CBI and prior to you being deemed vested in any of the Units awarded you under this Agreement pursuant to paragraph 2, 4, 5, or 6 hereof, then: (i) on the date of your death you shall be deemed vested in the number of Units (rounded up to the nearest whole Unit) that bears the same ratio to the total number of Units awarded you under this Agreement as the number of days in the period that begins on the Award Date and ends on the date of your death bears to the number of days in the period that begins on the Award Date and ends on the third annual anniversary of the

Award Date; and (ii) within the 60 consecutive day period that begins on the date of your death, CBI shall distribute to the executor, administrator, or other personal representative of your estate a number of Shares equal to the number of Units in which you have become vested under this paragraph 3 (subject to the tax withholding requirements included in the Plan).

4.    Vesting Upon Disability. If, prior to you being deemed vested in any of the Units awarded you under this Agreement pursuant to paragraph 2, 3, 5, or 6 hereof, you become Disabled (as defined in subsection 2.9 of the Plan) while you are an Employee of CBI and are terminated as a result of such Disability, then (i) you shall be deemed vested in the number of Units (rounded up to the nearest whole Unit) that bears the same ratio to the total number of Units awarded you under this Agreement as the number of days in the period that begins on the Award Date and ends on the date of your termination bears to the number of days in the period that begins on the Award Date and ends on the third annual anniversary of the Award Date; and (ii) within the 60 consecutive day period that begins on the date of your termination, CBI shall distribute to you a number of Shares equal to the number of Units in which you have become vested under this paragraph 4 (subject to the tax withholding requirements included in the Plan).

5.    Retirement. If you terminate employment with the Company due to your Retirement (within the meaning of that term as defined below), then you will be deemed to be employed by the Company or one of its subsidiaries continuously for a period that begins on the Award Date and ends on the third annual anniversary of the Award Date for purposes of determining the extent to which and the date on which any Units will have vested. CBI shall distribute to you (or, in the event of your death prior to payment, the executor, administrator or other personal representative of your estate) a number of Shares equal to the number of such Units in which you become vested (but subject to the tax withholding requirements included in the Plan). Such distribution shall be made on a date that is within January 25, 2021 and March 26, 2021, with the specific date within such period on which such distribution will be made being chosen by the Compensation Committee in its discretion.

For purposes of this paragraph 5, “Retirement” means your termination of employment with the Company (a) at least one year after the Award Date, (b) after you have both attained at least age 55 and completed at least 10 years of employment with the Company, and (c) other than by reason of your fraud, misappropriation or embezzlement, gross insubordination, failure to perform in good faith your assigned duties, or any other reason for which a termination of employment would be deemed for “cause” under any employment agreement between you and the Company that is in effect at the time of your termination of employment with the Company.

6.    Change in Control. If a Change in Control (as defined in the Plan) occurs, prior either to any distribution being made or forfeiture occurring under any of the foregoing provisions of this Agreement, then (i) the provisions of section 17 of the Plan shall be deemed incorporated into this Agreement and shall apply to this Agreement and (ii) the other parts of this Agreement shall be subject to the terms of section 17 of the Plan.

7.    Forfeiture. If you cease to be an Employee, then, except as provided in paragraphs 2, 3, 4, 5, and 6 hereof, the Units awarded under this Agreement shall be forfeited, and neither you nor your estate, or any other person attempting to claim rights under the Plan through you shall have any rights to Shares or other amounts by reason of such forfeited Units.

8.    Employment. For purposes of this Agreement, you shall be deemed to be an “Employee” while, and only while, you are in the employ of the Company or any of its direct or indirect subsidiaries and considered such an employee under the policies and procedures (including the payroll and withholding procedures) of the Company and its subsidiaries. This Agreement does not constitute a contract of employment and does not give you the legal right to be continued as an Employee.

9.    Interpretation. You acknowledge that the Compensation Committee has the authority to construe and interpret the terms of the Plan and this Agreement if and when any questions of meaning arise under the Plan or this Agreement, and any such construction or interpretation shall be binding on you, your heirs, executors, administrators, personal representatives and any other persons having or claiming to have an interest in the Units or Shares.

10.     Withholding

(a)    If you become vested in any Units that are awarded under a restricted stock unit award granted to you pursuant to the Plan, then CBI shall distribute to you (or, in the event of your death before the payment, the executor, administrator, or other personal representative of your estate) a number of Shares equal to the number of such Units in which you are vested (but subject to the tax withholding requirements included in the Plan).

(b)    Any taxes required to be withheld upon you (or the executor, administrator, or other personal representative of your estate) becoming entitled to the distribution of any Shares in connection with Units awarded to you under this Agreement must be paid in full at the time of such distribution. The procedures for meeting such requirements shall be established under the provisions of section 15 of the Plan.

11.    Notices. All notices and other communications to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, first class postage prepaid, and addressed as follows:

TO THE COMPANY:        Cincinnati Bell Inc.
221 East Fourth Street
Cincinnati, Ohio 45202
Attention: Corporate Secretary

Any notice to the Employee or other person or persons succeeding to the Employee’s interest must be delivered to the Employee or such other person or persons at the Employee’s address on record with the Company or such other address as is specified in a notice filed with the Company.

12.     Effect of Employment Agreement. Notwithstanding any of the provisions of the other parts of this Agreement, if the provisions of a written employment agreement between you and the Company or one of its direct or indirect subsidiaries would require for purposes of this Award that you be deemed to be employed by the Company or one of its subsidiaries until a date later than the actual date on which your employment terminates, then such employment agreement’s provisions shall control (and shall be deemed an amendment to this Agreement and incorporated herein by reference); provided that your actual termination of employment with the Company or one of its subsidiaries occurs at least one year after the Award Date and only to the extent that such employment agreement’s provisions do not apply in the case of a termination of employment following a Change in Control.

13.    Amendment. Any amendment to this Agreement must be in writing, signed by a duly authorized representative of the Company. The Compensation Committee reserves the right to amend this Agreement in any way it deems necessary or advisable to carry out the purpose of the grant or to comply with applicable laws or regulations or any future law, regulation, interpretation, ruling, or judicial decision.

14.    Miscellaneous. This Agreement shall be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns. Subject to the provisions of the Plan, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and shall be construed and interpreted in accordance with the laws of the State of Ohio. If any provisions of this Agreement shall be deemed to be invalid or void under any applicable law, the remaining provisions hereof shall not be affected thereby and shall continue in full force and effect.

IN ORDER TO GRANT THIS RESTRICTED STOCK UNIT AWARD, the Company and the Employee have caused this Agreement to be duly executed as of the dates noted below and, by signing below, agree to all of the terms of this Agreement.

EMPLOYEE:                    CINCINNATI BELL INC.

Phillip R. Cox
Chairman, Board of Directors

Date: ACCEPTANCE DATE                Date: January 25, 2018
0127868.0611578 4842-5128-5082v7